SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 22, 2004

THE HOCKEY COMPANY

 (Exact Name of Registrant Specified in Charter)

DELAWARE	0-19596	13-36-32297
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3500 Boulevard de Maisonneuve West, Suite 800, Montreal, Quebec, Canada		H3Z 3C1
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (514) 932-1118

N/A
(Former Name or Former Address, if Changed Since Last Report)

ITEM 1(a).     CHANGE IN CONTROL OF REGISTRANT.

On June 22, 2004, Reebok International Ltd. (“Reebok”), through a wholly owned subsidiary (the “Purchaser”), acquired approximately 92% of the Common Shares of The Hockey Company Holdings Inc. (“Holdings”), the parent of The Hockey Company (the “Company”), pursuant to a tender offer (the “Offer”) commenced on April 22, 2004, in accordance with the terms of a Support Agreement dated as of April 7, 2004 between Reebok and Holdings at a purchase price of Canadian $21.25 per share.  Based on information provided to Reebok and Holdings by Computershare Investor Services Inc., the depositary for the Offer, an aggregate of 12,392,264 Common Shares were tendered and not withdrawn in connection with the Offer.  Following a compulsory merger in accordance with the Canada Business Corporations Act (the “Canadian Merger”), Holdings will become a wholly owned subsidiary of Reebok.

In addition, in connection with the Offer and immediately following the payment for the Common Shares pursuant to the Offer, and pursuant to the terms and conditions of an Agreement and Plan of Merger dated as of June 22, 2004 (the “Merger Agreement”) between The Hockey Company Acquisition Corp., a newly-formed, wholly owned subsidiary of Holdings (“Acquisition Corp.”) and the Company, Acquisition Corp. merged with and into the Company (the “US Merger”), with the Company being the surviving entity.  As a result, the Company became a wholly owned subsidiary of Holdings and an indirect subsidiary of Reebok.  Pursuant to the US Merger, each then outstanding Exchangeable Share was converted into the right to receive the same price per share, Canadian $21.25 in cash, being offered by the Purchaser in the Offer, subject to Section 262 of the Delaware General Corporation Law regarding appraisal rights.

Reebok paid an aggregate of approximately Canadian $263,335,610 out of existing funds to acquire Holdings and the Company in connection with the Offer.  Reebok will pay an additional Canadian $21,942,197.50 in the aggregate pursuant to the Canadian Merger and the US Merger.

ITEM 5.          OTHER EVENTS

As announced in a press release dated June 25, 2004, which is attached hereto as Exhibit 99.1, and pursuant to an Offer to Purchase and Consent Solicitation Statement dated June 25, 2004, the Company, together with Sport Maska Inc., a wholly owned subsidiary of the Company (“Sport Maska”), commenced a tender offer for all outstanding 11 ¼% Senior Secured Note Units due 2009 (the “Notes”) issued by the Company and Sport Maska and are concurrently soliciting the consent of holders of the Notes to amend certain provisions of the Indenture governing the Notes dated April 3, 2002, as supplemented, among the Company, Sport Maska, the Guarantors (as defined therein) and The Bank of New York, as trustee.

ITEM 7.        EXHIBITS.

(a)        Exhibits.

99.1      Press Release dated June 25, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HOCKEY COMPANY

	By:	/s/ Robert Desrosiers
Name: Robert Desrosiers
Title: Chief Financial Officer

Dated: July 1, 2004

Exhibit Index

Exhibit	Description

99.1	Press Release dated June 25, 2004